Exhibit 99.1

NEWS BULLETIN FROM:	RE:	2101 Faraday Ave. Carlsbad, CA 92008 (760) 603-9120 Nasdaq: VMTI

FOR FURTHER INFORMATION

AT VISTA MEDICAL TECHNOLOGIES:	AT FRB|WEBER SHANDWICK:

John R. Lyon

Tony Rossi

President	Investor and Media Contact
jlyon@vistamt.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 407-6563

FOR IMMEDIATE RELEASE

May 6, 2004

VISTA MEDICAL REPORTS FIRST QUARTER RESULTS

COMPANY NOW A PURE-PLAY IN DISEASE STATE MANAGEMENT OF MORBID OBESITY

CARLSBAD, CA, May 6, 2004 – Vista Medical Technologies, Inc., (NASDAQ: VMTI), today reported financial results for the first quarter ended March 31, 2004.

For the quarter ended March 31, 2004, revenues were $1,711,000 compared with revenues of $2,850,000 for the first quarter of 2003, a decrease of 40%.  The Company reported a net loss for the quarter of $938,000, or $0.18 per basic and diluted share, versus a net loss of $57,000, or $0.01 per basic and diluted share, for the corresponding quarter of 2003.

In December 2003, the Company announced the sale of its Visualization Technology business to Viking Systems, Inc., (VKSY.PK).   This sale closed on April 15, 2004.  In the quarter being reported, the Visualization Technology business had revenues of $1,112,000, compared to revenues of $2,181,000 in the same period of 2003.  The Company’s Obesity Disease State Management business had revenues of $600,000 in the first quarter of 2004, compared to $668,000 in the same period of 2003.  In terms of the Company’s loss in the quarter, approximately $685,000, including deal expenses and related employee payments, was attributable to the Visualization Technology business, and $253,000 was attributable to the Obesity business.

President and Chief Executive Officer of Vista Medical, John R. Lyon, said: “We have a newly strengthened management team in place, with top level experience in the clinical, administrative and operational aspects of managed care, hospital systems, health care consulting and, specifically, obesity program management.  We will now focus exclusively on developing our comprehensive morbid obesity disease state management model, with our next major milestone being full-scale launch at the Annual Meeting of the American Society for Bariatric Surgery, being held in San Diego in early June, 2004.  At the same time, we continue to explore options to add new equity capital to implement our

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FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

business plan.  Also, through our equity position in Viking Systems we will participate in future growth of the Visualization Technology business.”

Conference Call and Webcast

Vista Medical will hold a conference call with simultaneous webcast today at 11:00 a.m. Eastern/8:00 a.m. Pacific.  The conference call will feature John R. Lyon, President and Chief Executive Officer, and other senior officers, in a discussion of first quarter results and events.  Members of the public are invited to listen through the Investor Relations section of the Company’s web site, www.vistamt.com.  A replay will be available until May 13 at (800) 642-1687 passcode 7135495.

To be added to Vista’s investor e-mail or fax lists, contact Tony Rossi via e-mail at trossi@financialrelationsboard.com  or via phone at 310-407-6563.

Vista Medical Technologies, Inc.

Our business is focused exclusively on the disease state management of morbid obesity, through our wholly-owned subsidiary, VOW Solutions, Inc.  We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients.  We also provide specialized vitamins to patients who have undergone obesity surgery.  Our corporate website is www.vistamt.com; our obesity disease state management website is www.vowsolutionsinc.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  Vista Medical Technologies is traded on the Nasdaq SmallCap Market under the stock symbol VMTI.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of Vista Medical.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s efforts to attain the continued listing requirement for Stockholders’ Equity on the Nasdaq stock exchange; the success of the Company’s appeal to the Nasdaq Listing Qualifications Panel; the Company’s ability to raise additional capital to fund our operations and execute our business plan; the Company’s ability to penetrate the market for obesity surgery management services; customer acceptance of our products and services.  Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2003.  We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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VISTA MEDICAL TECHNOLOGIES, INC.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2004	2003
Sales	$1,711,431	$2,849,585

Cost of Sales	1,132,539	1,575,178
Research and development	204,312	257,160
Sales and marketing	634,234	548,757
General and administrative	641,726	516,314
Total cost and expenses	2,612,811	2,897,409

Loss from operations	(901,380)	(47,824)

Interest income	861	2,083

Interest expense	(1,666)	—

Net loss	$(902,185)	$(45,741)

Less: Accretion of dividends on preferred stock	$35,527	$11,322

Net loss applicable to common stockholders	(937,712)	(57,063)

Basic and diluted loss per share	$(0.18)	$(0.01)

Share used in computing basic and diluted loss per share	5,259,462	5,001,749

See accompanying notes

VISTA MEDICAL TECHNOLOGIES, INC.

Selected Consolidated Balance Sheet Data

	March 31	December 31
	2004	2003
Cash, cash equivalents and available-for-sale securities	$880,459	$636,152

Total Current Assets	2,317,205	2,949,702

Property and equipment	30,966	41,459

Total assets	2,348,171	2,991,161

Total current liabilities	1,535,986	1,864,373

Total stockholders’ equity	796,949	1,108,164

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